Exhibit 10.5.4

CATHAY GENERAL BANCORP

RESTRICTED STOCK UNIT AGREEMENT

(Performance Shares - ROA)

This Agreement is executed as of this [___] day of [_______] (the “Award Date”) by and between CATHAY GENERAL BANCORP (the “Company”) and [_________] (“Employee”) pursuant to the Cathay General Bancorp 2005 Incentive Plan, as amended and restated effective May 18, 2015 (the “Plan”). Unless the context clearly indicates otherwise or such term is defined herein, all terms defined in the Plan and used in this Agreement (whether or not capitalized) have the meanings as set forth in the Plan.

1.	Restricted Stock Units

Pursuant to the Plan, and in consideration for services to be rendered to the Company, an Affiliate, or a Subsidiary, the Company hereby issues, as of the Award Date, to Employee an award of restricted stock units in accordance with Section 11 of the Plan and the terms and conditions of this Agreement (the “Award”). Each restricted stock unit represents the right to receive one share of the Company’s Common Stock (subject to adjustment pursuant to the Plan) in accordance with the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan.

(a)         Target ROA Restricted Stock Units: The target number of restricted stock units the Employee is eligible to earn under this Agreement is [_______] (the “Target ROA Restricted Stock Units”). Notwithstanding the preceding sentence, the number of Target ROA Restricted Stock Units shall be deemed increased to the extent that dividends are paid during the term of the Award. For this purpose any dividend payments will be deemed reinvested on the ex-dividend date in additional Shares and dividends on such additional Shares shall be deemed reinvested in the same manner.

(b)         Earned ROA Restricted Stock Units: The number of restricted stock units earned under this Agreement (the “Earned ROA Restricted Stock Units”) shall be equal to the Target ROA Restricted Stock Units multiplied by the ROA Performance Multiplier (as defined herein). The “ROA Performance Multiplier” will be determined by comparing the Company’s “ROA” (as defined below) to the ROA of each of the companies in the Comparator Peer Group (as set forth below) over the period commencing on January 1, [_____] and ending on December 31, [_____] (the “Performance Period”). “ROA” means the applicable company’s (whether the Company or any company in the Comparator Peer Group) consolidated return on average assets in each of the calendar years in the Performance Period, expressed as a percentage, and then averaged over the entire Performance Period. In each of the fiscal years average assets will be computed by averaging total assets at the beginning and at the end of the calendar year; net earnings for such calendar years shall be divided by average assets. Both total assets and net earnings shall be as reported in the applicable company’s Annual Report on Form 10-K.

The ROA Performance Multiplier will be calculated as set forth in the following table based upon the Company’s ROA over the Performance Period when ranked against the ROA over the Performance Period of each of the companies in the Comparator Peer Group:

Company ROA Rank	ROA Performance Multiplier
Below 30th percentile	0
30th percentile	50%
50th percentile	100%
70th percentile or above	150%

If the Company’s ROA over the Performance Period is between the 30th and 50th percentiles or 50th and 70th percentiles when ranked against the ROA over the Performance Period of each of the companies in the Comparator Peer Group, the ROA Performance Multiplier will be determined using straight line interpolation based on the actual percentile ranking.

The “Comparator Peer Group” consists of those companies that are in the KBW Regional Banking Index on both the Award Date and the last day of the Performance Period.

(c)         Change in Control: Notwithstanding anything herein to the contrary, in the event of a Change in Control, the number of Earned ROA Restricted Stock Units shall be determined as of the date such Change in Control is consummated, rather than the Maturity Date (as defined in Section 2), with the number of Earned ROA Restricted Stock Units determined as set forth in Section 1(b) hereof, based upon the Company’s ROA and the ROA of each of the companies in the Comparator Peer Group through the date of the Change in Control. For the purpose of the preceding sentence, the computation of ROA shall be based on performance through the end of the calendar quarter immediately prior to the Change in Control. To the extent this computation includes partial years, the computation shall be made by weighting the ratios to reflect the portion of the year elapsed. For example, if a Change in Control occurs on July 15, 2024, the ROA for the six months ending June 30, 2024 is given half the weighting as the ROA for the twelve months ending December 31, 2023.

Following a Change in Control, the vesting and distribution of Earned ROA Restricted Stock Units shall be determined by reference to Sections 2 and 3 of this Agreement.

2.	Vesting and Distribution of Earned ROA Restricted Stock Units

(a)         The Award shall not be vested as of the Award Date and shall be forfeitable by the Employee without consideration or compensation unless and until otherwise vested pursuant to the terms of this Agreement.

(b)         Except as set forth in Section 3 hereof, after the Award Date, a number of restricted stock units equal to the Earned ROA Restricted Stock Units will become 100% vested (referred to as “Vested Units”) on December 31, [_____] (the “Maturity Date”), provided that the Employee remains continuously employed by the Company, an Affiliate, or a Subsidiary through such Maturity Date.

(c)         Except as set forth in Section 3 hereof, the Employee has no rights, partial or otherwise, in the Award and/or any Shares subject thereto unless and until the Award has been earned pursuant to Section 1 and vested pursuant to this Section 2.

(d)         Each Vested Unit shall be settled by the delivery of one Share (subject to adjustment under the Plan). Settlement will occur on the April 1st that falls immediately after the date on which the Award has become vested. Notwithstanding the last sentence, if additional time is needed for the Committee to certify the number of Earned ROA Restricted Stock Units, settlement may occur as soon as practicable after April 1st, but in no event later than December 31st of such year. No fractional Shares shall be issued pursuant to this Agreement.

(e)         Neither the Award, nor any interest therein, may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.

3.	Termination Provisions

(a)         This Section sets forth the exclusive circumstances under which the Employee may become entitled to Vested Units even though he or she is not employed through the Maturity Date.

(b)         The following definitions apply for the purposes of this Agreement:

(1)         “Cause” means (unless otherwise expressly provided in an Award Agreement or another contract, including an employment agreement) the Company's termination of the Employee’s employment with the Company, its Affiliates, and its Subsidiaries following the occurrence of any one or more of the following: (a) the Employee’s conviction of, or plea of guilty or nolo contendere to, a felony; (b) the Employee’s willful and continual failure to substantially perform the Employee’s duties after written notification by the Company; (c) the Employee’s willful engagement in conduct that is materially injurious to the Company, an Affiliate, or a Subsidiary, monetarily or otherwise; (d) the Employee’s commission of an act of gross misconduct in connection with the performance of the Employee’s duties; or (e) the Employee’s material breach of any employment, confidentiality, or other similar agreement between the Company, its Affiliates, or its Subsidiaries and the Employee.

(2)         “Good Reason” means, without the Employee's consent, (a) a material reduction in the position, duties, or responsibilities of the Employee from those in effect immediately prior to such change; (b) a reduction in the Employee’s base salary; (c) a relocation of the Employee’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (d) a material breach by the Employee’s employer of any employment agreement between such employer and the Employee.

(3)         “Qualifying Termination” means the termination of an Employee's employment with the Company, its Affiliates, and its Subsidiaries (a) by the Company, Affiliate, or Subsidiary for any reason other than Cause; or (b) by the Employee for Good Reason. Notwithstanding the foregoing, in no event will a termination of the Employee’s employment due to death or Total and Permanent Disability be a Qualifying Termination. Section 3(c) shall control in the event of the Employee’s termination of employment following a Change in Control on account of death, Total and Permanent Disability, or Retirement.

(4)         “Retirement” means the termination of the Employee’s employment with the Company, its Affiliates, and its Subsidiaries after December 31, [_____] by reason of the Employee having either (a) attained the age of 65, or (b) attained the age of 60 and completed a total of ten or more consecutive years of employment with the Company, its Affiliates, and its Subsidiaries.

(c)         Termination on Account of Death, Total and Permanent Disability, or Retirement: If the Employee dies, incurs a Total and Permanent Disability, or terminates employment on account of Retirement prior to the Maturity Date, he or she shall continue to be entitled to receive the Earned ROA Restricted Stock Units hereunder, to the extent earned, but the amount otherwise payable shall be prorated to reflect the portion of the Performance Period during which the Employee was employed.

For this purpose the computation of the amount of Earned ROA Restricted Stock Units shall be based on performance through the end of the calendar quarter immediately prior to the Employee’s death, Total and Permanent Disability, or Retirement, based on the ROA of the Company and the Comparator Peer Group through such quarter. To the extent the computation includes partial years, the computation shall be made by weighting the ratios to reflect the portion of the year elapsed. For example, if the Employee dies, incurs a Total and Permanent Disability, or terminates employment on account of Retirement on July 15, [_____], the ROA for the six months ending June 30, [_____] is given half the weighting as the ROA for the twelve months ending December 31, [_____]. Payment of Earned ROA Restricted Stock Units shall be made within a reasonable period of time after the completion and certification of such computation by the Committee, in accordance with Section 2(d).

The terms of this Section 3(c) shall control in the event of any termination of the Employee’s employment on account of death, Total and Permanent Disability, or Retirement prior to the Maturity Date, regardless of whether such termination of employment occurs prior to, coincident with, or following a Change in Control.

(d)         Change in Control:

(1)         In the event of a Change in Control, unless the Award is continued or assumed by a public company, the Earned ROA Restricted Stock Units, to the extent earned pursuant to Section 1(c), shall be fully vested immediately prior to the Change in Control and distributed in accordance with Section 2(d).

(2)         If the Award is continued or assumed by a public company, then payment of the Earned ROA Restricted Stock Units shall continue to be contingent on the Employee’s employment through the Maturity Date unless there is a Qualifying Termination within two years following the Change in Control. If a Qualifying Termination occurs, the restrictions on all unvested Earned ROA Restricted Stock Units shall immediately lapse. Any distribution of such Vested Units shall be made in accordance with Section 2(d) based on the extent to which they have been earned pursuant to Section 1(c). Section 3(c) shall control in the event of the Employee’s termination of employment following a Change in Control on account of death, Total and Permanent Disability, or Retirement.

4.	Compliance with Section 409A of the Code

Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be construed or deemed to be amended as necessary to remain exempt from or comply with the requirements of Section 409A of the Code and to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Under no circumstances, however, shall the Company, an Affiliate, or a Subsidiary have any liability under the Plan or this Agreement for any taxes, penalties, or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties, or interest imposed under Section 409A of the Code.

5.	Status of Employee

Employee shall have no rights as a stockholder (including, without limitation, any voting rights or rights to receive dividends with respect to the Shares subject to the Award) with respect to either the Award granted hereunder or the Shares underlying the Award, unless and until such Shares are issued in respect of Vested Units, and then only to the extent of such issued Shares.

6.	Nature of Award

In accepting the Award, the Employee acknowledges, understands, and agrees that:

(a)         The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.

(b)         The award of the restricted stock units hereunder is voluntary and occasional and does not create any contractual or other right to receive future Awards of restricted stock units, or any benefits in lieu of restricted stock units, even if restricted stock units have been awarded in the past.

(c)         All decisions with respect to future restricted stock unit or other awards, if any, will be at the sole discretion of the Company.

(d)         The Award and the Employee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, an Affiliate, or a Subsidiary and shall not interfere with the ability of the Company, an Affiliate, or a Subsidiary, as applicable, to terminate the Employee’s employment or service relationship (if any).

(e)         The Award and the Shares subject to the Award, the value of same, and any ultimate gain, loss, income, or expense associated with the Award are not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement, welfare benefits, or similar payments.

(f)         No claim or entitlement to compensation or damages shall arise from forfeiture of the Award for any reason, including forfeiture resulting from the Employee ceasing to provide employment or other services to the Company, an Affiliate, or a Subsidiary (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment agreement, if any), and in consideration of the Award to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute or allow to be instituted on his or her behalf any claim against the Company, its Affiliates, or its Subsidiaries, waives his or her ability, if any, to bring any such claim, and releases the Company, its Affiliates, and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

(g)         The Employee has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement, or periodic report, from the Company’s website (http://www.cathaygeneralbancorp.com). The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information, and stockholder information are available upon written or telephonic request to the Director of Human Resources of the Company, its Affiliates, or its Subsidiaries (the “Director of Human Resources”).

7.	Data Privacy

The Employee hereby explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of the Employee’s personal data as described in this document by and among, as applicable, the Company, its Affiliates, and its Subsidiaries for the exclusive purpose of implementing, administering, and managing the Employee’s participation in the Plan. The Employee understands that the Company, its Affiliates, and its Subsidiaries hold certain personal information about the Employee, including, but not limited to, name, home address, telephone number, date of birth, social security, insurance number, or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the purpose of implementing, managing, and administering the Plan (“Data”). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration, and management of the Plan, that these recipients may be located in the Employee’s country of residence or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country of residence. The Employee understands that Employee may request a list with the names and addresses of any potential recipients of the Data by contacting the Director of Human Resources. The Employee authorizes the recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Employee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Employee may elect to deposit any Shares acquired under the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer, and manage participation in the Plan, except as otherwise required by applicable law. The Employee understands that Employee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Director of Human Resources in writing. The Employee understands that refusing or withdrawing consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Employee understands that Employee may contact the Director of Human Resources.

8.	Taxes

(a)         The payment of requisite federal, state, local, or other taxes, if any, due upon the settlement of the Award may, at the discretion of the Committee, be satisfied by instructing the Company to withhold from the Shares otherwise issuable upon settlement of the Award that number of Shares having a total Fair Market Value equal to the amount of income and other taxes due as determined by the Company. Under no circumstances can the Company be required to withhold from the Shares that would otherwise be delivered to the Employee upon the settlement of the Award a number of Shares having a total Fair Market Value that exceeds the aggregate amount of taxes due as determined by the Company. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its Affiliates, and Subsidiaries, which are qualified to deduct tax at the source, to deduct all applicable required withholding taxes and social insurance contributions from the Employee’s compensation to the extent permitted by law. The Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law. The Employee acknowledges and agrees that the Company may delay the delivery of Shares that would otherwise be delivered to the Employee upon settlement of the Award until the Employee has made arrangements satisfactory to the Company to satisfy any income or other tax withholding obligations of the Employee.

(b)         Regardless of any action the Company, an Affiliate, or Subsidiary takes with respect to any or all income tax, social insurance, payroll, or other taxes, the payment on account or ultimate liability for all taxes legally due by him or her is and remains the Employee’s responsibility. Neither the Company nor any Affiliate or Subsidiary (i) makes any representations or undertakings regarding the treatment of any taxes in connection with any aspect of this Award, including the vesting of the Award, the subsequent issuance of Shares or payment of other consideration related to such Vested Units, or the subsequent sale of any Shares acquired pursuant to such Vested Units, or (ii) commits to structure the terms or any aspect of this Award to reduce or eliminate the Employee’s liability for taxes.

9.	Services as Employee

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company, its Affiliates, or its Subsidiaries, affects the Employee’s status as an employee at will who is subject to termination without Cause, confers upon the Employee any right to remain employed by or in service to the Company, its Affiliates, or its Subsidiaries, interferes in any way with the right of the Company, its Affiliates, and its Subsidiaries at any time to terminate such employment or services, or affects the right of the Company, its Affiliates, or its Subsidiaries to increase or decrease the Employee’s compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Employee without his or her consent.

10.	Miscellaneous Provisions

(a)         This Agreement is governed in all respects by the Plan and applicable law. With the exception of certain terms defined herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall prevail. Subject to the limitations of the Plan, the Company may, with the written consent of Employee, amend this Agreement. This Agreement shall be construed, administered, and enforced according to the laws of the State of California.

(b)         The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement or as required by applicable law, rule, regulation, order, directive, or interpretive guidance from a governmental agency or authority.

(e)         The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

11.	Agreement of Employee

By signing below, the Employee (a) agrees to the terms and conditions of this Agreement; (b) confirms receipt of a copy of the Plan and all amendments and supplements thereto; and (c) appoints the officers of the Company as the Employee’s true and lawful attorney-in-fact, with full power of substitution in the premises, granting to each full power and authority to do and perform any and every act whatsoever requisite, necessary, or proper to be done, on behalf of the Employee that, in the opinion of such attorney-in-fact, is necessary or prudent to effect the forfeiture of the Award to the Company, or the delivery of the Shares to the Employee, in accordance with the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

CATHAY GENERAL BANCORP

By: ________________________________

EMPLOYEE

By: _______________________________

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